Exhibit 99.1

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Avista Corp. Names New President and Announces Senior Leadership Changes

SPOKANE, Wash. – Sept. 7, 2023, 1:05 p.m. PDT:

Avista Corp. (NYSE: AVA) announced that Senior Vice President and Chief Operating Officer Heather Rosentrater will become President and COO, making her the first female President in the company’s 134 year history. Dennis Vermillion will remain Avista’s Chief Executive Officer. The changes will go into effect on Oct. 1, 2023.

At age 46, Rosentrater will be the company’s 15th President since it was founded in 1889. Rosentrater has spent her entire professional career at Avista, starting with the company in 1996 as a student engineering technician for Avista Labs, a fuel cell subsidiary business that was later sold and became ReliOn.

In 1999, Rosentrater joined Avista Corp. as an electrical engineer and was quickly promoted to leadership roles that have built her expertise across both Avista’s electric and natural gas businesses. She’s managed departments and projects in electric transmission and distribution, system operations, natural gas supply, and business process improvement before being named Vice President of Energy Delivery in 2015. By 2019, Rosentrater was named Senior Vice President of Energy Delivery and Shared Services. And in August 2022, her responsibilities expanded to Senior Vice President and Chief Operating Officer.

Innovation has always been at the core of her leadership values. Rosentrater has been instrumental in building a solid foundation for the utility of the future. When Avista was one of only a handful of utilities to receive multiple Department of Energy grants under the 2009 American Recovery and Reinvestment Act, Rosentrater led the successful implementation of Avista’s smart grid grants. She expanded upon the learnings from these grants and integrated enhancement upgrades across Avista’s electric grid. Rosentrater was a founding board member of Spokane’s civic research and technology initiative Urbanova, established Avista’s Innovation Station and Grid Edge teams to explore future business needs, and intentionally embedded innovative concepts in developing the Eco-District shared energy model that powers multiple buildings in Avista’s Catalyst project.

“Heather is a dynamic leader with a clear vision. At every turn since joining Avista, Heather has positioned our utility to be on the forefront of innovation. Heather has demonstrated she possesses the skills and strength, acumen and insights to lead Avista during these unique times. She’s established a reputation as a thought leader who constantly challenges Avista and our partners to strategically anticipate what’s next. Heather has the full support and confidence of Avista’s board, executive leaders, and employees to successfully lead us forward through a rapidly changing energy landscape and the complex challenges we’re facing as a business and an industry. I’m excited for Avista’s future under Heather’s leadership as President,” said Avista Chief Executive Officer Dennis Vermillion.

“It’s an honor and a privilege to be named as President of Avista. This is an exciting time to take on this important role and I’m intrigued by the possibilities ahead. Every day, I’m still impressed by the innovative spirit that’s instilled in Avista’s culture – it’s what attracted me to join this company, what keeps me engaged every day, and what makes Avista so unique compared to others in the energy industry. Our employees are second to none when it comes to their commitment to each other and to the customers and communities we serve,” said Senior Vice President and COO Heather Rosentrater in response to the announcement. “I look forward to continuing to tap into our deep, rich history of innovation, to partner with our customers in new and mutually-beneficial ways, and to engage with our incredible employees to forge our future – together -- during this transformative time in the energy industry.”

As part of Avista’s ongoing commitment to succession planning and strategic workforce planning, Vice President, Safety & Chief People Officer Bryan Cox will become Senior Vice President, Safety & Chief People Officer. In this role, he focuses on the commitment to enhancing safety throughout Avista, leads the equity, inclusion, and diversity strategy, in addition to other HR functions.

About Avista Corp.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is the operating division that provides electric service to 414,000 customers and natural gas to 379,000 customers. Its service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.7 million. Alaska Energy and Resources Company is an Avista subsidiary that provides retail electric service in the city and borough of Juneau, Alaska, through its subsidiary Alaska Electric Light and Power Company. Avista stock is traded under the ticker symbol "AVA." For more information about Avista, please visit www.avistacorp.com.

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